Exhibit 99.1

Mr. George (Jianguo) Du
Chairman and CEO of Jingwei International Limited
Room 701-702, Building 14, Keji C. Rd., 2nd, Software Park,
Nanshan District, Shenzhen, PRC 518057
Phone number: 086-755-86319430

January 4, 2012

Board of Directors
Jingwei International Limited
Room 701-702, Building 14,
Keji C. Rd., 2nd, Software Park
Nanshan District,
Shenzhen, PRC 518057

Ladies and Gentlemen:

As you are aware, following our reverse take-over offering in 2008, our stock price has traded primarily at levels well below our expectations and interest by the investor community in Jingwei has been minimal.  In addition, our efforts to raise additional debt and equity financing on terms that we believe were acceptable have not resulted in the availability of any such financing in the public markets.  As a result, the percentage of our outstanding common stock that trades publicly has diminished over time.  Relatively low trading volume and low public float have reduced the liquidity benefits to our shareholders and reduced our access to the public equity markets.  At the same time, as a public company, we have continued to bear the costs of compliance with applicable legal and regulatory requirements at a time of great uncertainty for our business due to our operating performance and debt levels and, more recently, due to economic conditions and market trends, both generally and within the segment of the U.S. capital markets known as “Chinese Reverse Merger Companies.”

Accordingly, I am seeking to have the Board of Directors consider whether a “going private” transaction designed to eliminate Jingwei’s status as a public company in the U.S. would be in the best interests of our stockholders.  The objective of this transaction would be for Jingwei to be eligible to terminate the registration of our common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, and delist our common stock from the Nasdaq Stock Market.  I believe that deregistration of our common stock would result in the elimination of the expenses related to our disclosure, compliance and reporting requirements under the Securities Exchange Act of 1934 and our ability to reallocate management resources currently deployed to comply with applicable U.S. federal securities laws.

Although there are several alternative structures that would achieve this result, I would first ask the Board of Directors (or rather a special committee of the Board comprised solely of independent directors) to first consider a reverse stock split transaction that would include a reverse split at a 1-for-50,000 share ratio followed by a cancellation of all fractional shares below one whole share at a per share price of $1.56, which I believe represents a significant premium to the 30-day trailing average of the closing price for our common stock and an amount in excess of the current fair value of the common stock based on our financial performance, debt levels and future uncertainty.

To the extent necessary to finance the proposed transaction, I am willing to provide funding to Jingwei at a price of $1.56 per share to fund the cancellation of fractional shares following a reverse split in order to effect the going-private transaction, which would be financed solely through available personal funds.  Of course, no binding obligation on the part of the undersigned shall arise with respect to this proposal or any transaction unless or until the conditions to closing of the reverse stock split have been met, which primarily is the approval of the terms of the transaction by the Special Committee and the receipt of stockholder approval.

I realize that as Chairman of the Board and as the proponent of this transaction, I may have a potential conflict of interest regarding what actions, if any, are necessary for the Board to take.  As a result, I will abstain from any recommendation by the Board with respect to this proposal.  However, I will certainly make myself available to answer any questions from the Board as a whole, or any individual Board member.

Sincerely,

George Du